EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Karen Hildebrant
Spartan Chassis, Inc.
(517) 543-6400 ext. 3111

Ryan McGrath, Jeff Lambert
Lambert, Edwards & Associates
(616) 233-0500

Spartan Chassis Receives $53 Million Subcontract Orders from BAE Systems for Production of MRAP Vehicles

CHARLOTTE, Michigan, August 16, 2007 - Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), today announced it has been awarded new subcontract orders worth approximately $53 million from defense contractor BAE Systems to support the production of advanced tactical vehicles under the Mine Resistant Ambush Protected, or MRAP, program.

Under the subcontracts, the Mich.-based custom chassis manufacturer will supply and integrate key chassis components for BAE Systems' RG-33 MRAP military vehicles. The vehicles are scheduled to be completed in 2007 and are slated for use by the U.S. military. This award marks the third major MRAP-related subcontract in less than a month for Spartan Chassis, spanning three different defense contractor OEMs.

"Spartan Chassis continues to prove its expertise and reliability in the military business, and this contract and our expanding relationship with BAE Systems is further evidence of this," said Richard Schalter, president of Spartan Chassis. "The military has made the MRAP program its highest priority, and we are honored to be working alongside BAE to respond to the need for these life-saving and highly survivable vehicles."

Spartan Chassis said production support for the vehicles will be completed at its newly expanded military chassis facility near Lansing, Mich. MRAPs are prized by the military for their V-shaped hulls, raised chassis and improved armor, which help protect servicemen and women from improvised explosive devices, or IEDs, mines and other hazards of war.

About Spartan Chassis, Inc.:
Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks and specialty vehicles. Spartan Motors, which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

About BAE Systems:
BAE Systems is the premier global defense and aerospace company delivering a full range of products and services for air, land and naval forces, as well as advanced electronics, information technology solutions and customer support services. BAE Systems, with 96,000 employees worldwide, had 2006 sales that exceeded $27 billion.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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